NEWS RELEASE
Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219
Wesco International Announces Election of Sundaram Nagarajan to
Board of Directors and Upcoming Retirement of John Morgan

PITTSBURGH, August 30, 2022/Business Wire/ -- Wesco International (NYSE: WCC) announces the election of Sundaram (“Naga”) Nagarajan to its Board of Directors, effective September 1, 2022, consistent with its long-standing commitment to ongoing Board refreshment.
Mr. Nagarajan is the President and Chief Executive Officer of Nordson Corporation, an innovative precision technology company that leverages a scalable growth model through an entrepreneurial, division-led organization with diverse end markets that include consumer non-durable, medical, electronics, and industrial. Prior to becoming Nordson’s President and CEO in 2019, Mr. Nagarajan served as Executive Vice President, Automotive OEM Segment, with Illinois Tool Works Inc., a global manufacturer of a diversified range of industrial products and equipment.
John Engel, Wesco's Chairman, stated, “We are very pleased to welcome Naga to our Board of Directors. His executive leadership experience as a public company CEO in the diversified industrial sector and his expertise in managing complex global businesses make him an excellent addition to our Board and an asset to our company and our stockholders.”
Wesco is also announcing that John K. Morgan is electing to retire from the Board of Directors, effective September 30, 2022. Mr. Morgan has served on Wesco’s Board since 2008, including exemplary service on its Compensation Committee as Chair and on its Audit Committee. The timing of Mr. Morgan’s retirement is designed to facilitate a smooth transition and onboarding for the Board’s newest Director, after a robust recruitment process led by the Company’s Nominating and Governance Committee, with the input of the Board and the assistance of a leading global recruiting firm.
Mr. Engel continued, “We thank John for his 14 years of dedicated service to our Board of Directors. We are grateful for his leadership, wise counsel, and commitment to excellence. Wesco has benefitted tremendously from John’s many contributions to Wesco’s success over the years including, most recently, during our transformational combination with Anixter. John’s strategic insights and steady guidance have helped position Wesco for continued growth and success, for the benefit of all our stakeholders. We wish John and his family much enjoyment and happiness during his well-deserved retirement.”
Mr. Engel further stated, “With these changes, we are very pleased that our Wesco Board of Directors will now be over 50% diverse in terms of gender, race, and ethnicity.”
About Wesco
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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